Filed pursuant to Rule 424(b)(3)
Registration No. 333-276714

Prospectus Supplement No. 13
(To Prospectus dated September 10, 2024)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 10, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-276714) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On March 6, 2025, the closing price of our Common Stock was $7.93 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2025

Innventure, Inc.
(Exact name of registrant as specified in its charter)

DelawareDelaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida	32827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (321) 209-6787

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On March 7, 2025, Innventure, Inc. (the “Company”) made available an updated corporate presentation that may be used by the Company in discussions with certain of its securityholders and other persons. The slide presentation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Innventure, Inc. presentation to investors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: March 7, 2025	By:	/s/ David Yablunosky
Name: David Yablunosky
Title: Chief Financial Officer

Exhibit 99.1

 March 7, 2025  Innventure Presentation

 Disclaimer  2  The material that follows is a presentation ("Presentation") of information about Innventure, Inc. and its subsidiaries (together referred to herein as "Innventure," the "Company," "us," "our," or "we") as of the date of this presentation. The Presentation does not purport to contain all information that may be required or desired by a party interested in investigating the Company, its business or prospects, and it shall not be deemed to be a complete description of the state of affairs of the Company historically, at its stated date or in the future. None of the Company or any of its respective affiliates, officers, directors, employees, representatives or agents make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation.   This Presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a written definitive agreement. This Presentation was prepared solely for informational purposes and does not constitute, and is not to be construed as, an offer, or invitation, or solicitation of an offer, to subscribe for or purchase or sell any securities. Likewise, it does not give and should not be treated as giving investment advice, and it has no regard to the specific investment objectives, financial situation or particular needs of any recipient. Neither this Presentation nor anything contained herein shall form the basis of any contract or commitment whatsoever.  Caution Regarding Forward-Looking Information  This Presentation contains forward-looking statements, including statements regarding the Company’s, its subsidiaries’ or its management's expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including the anticipated benefits of the technology that its subsidiaries intend to develop and commercialize, growth and performance expectations, the commercialization of products and services, and long-term goals. Any statements contained herein that are not statements of historical fact are forward-looking statements. Forward-looking statements appear in a number of places in this Presentation. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "might," "outlook," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on the current expectations and beliefs of the management of the Company in light of factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made or to be made with the SEC by the Company, and the following:  expectations regarding the Company’s and its subsidiaries’ strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and their ability to invest in growth initiatives;

 Disclaimer (cont.)  3  operational risks related to the Company’s subsidiaries that have limited or no operating history;  the implementation, market acceptance and success of the Company’s and its subsidiaries’ business models and growth strategies;  the Company’s and its subsidiaries’ future capital requirements and ability to obtain sufficient funding for operations and future growth and to continue as a going concern;  developments and projections relating to the Company’s and its subsidiaries’ competitors and industry;  the risk that the technology solutions that the Company’s subsidiaries license or acquire from third parties or develop internally may not function as anticipated or provide the benefits anticipated;  the ability of the Company and its subsidiaries to successfully commercialize technology solutions in a timely and cost-effective manner or at all;   the ability of the Company’s subsidiaries to scale their operations;  the ability of the Company and its subsidiaries to establish substantial commercial sales of its products;  the risk that the launch of new companies distracts the Company’s management from its other subsidiaries and their operations;  the ability of the Company and its subsidiaries to compete against companies with greater capital and other resources or superior technology or products;  the ability of the Company and its subsidiaries to sufficiently protect their intellectual property rights, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise from time to time relating to their use of intellectual property;  the risk of a cyber-attack or a failure of the Company’s or its subsidiaries’ information technology and data security infrastructure;  the risk that the Company may be deemed an investment company under the Investment Company Act, which would impose burdensome compliance requirements and restrictions on its activities, which may make it difficult to operate or to execute its growth plans;  limited liquidity and trading of the Company’s securities;  the ability of the Company and its subsidiaries to meet, and continue to meet, applicable regulatory requirements related their businesses;  the outcome of any legal or regulatory proceedings to which the Company may become a party;   geopolitical risk and changes in applicable laws or regulations; and  the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors.

 Disclaimer (cont.)  4  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward- looking statements.  All subsequent written and oral forward-looking statements concerning the Company and the Innventure Companies or other matters addressed in this Presentation and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Presentation. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events.  Risk Factors  The risks discussed and identified in the public filings made or to be made with the SEC by the Company and those outlined above are certain of the general risks related to the business of the Company and its subsidiaries, and such list is not exhaustive. The occurrence of one or more of the events or circumstances identified as risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flow, financial condition and results of operations of the Company and its subsidiaries. The Company may face additional risks and uncertainties that are not currently known, or that are currently deemed immaterial, which may also impair the Company’s and its subsidiaries business, prospects, financial condition or operating results. Potential investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of the Company and its subsidiaries.  Market and Industry Data  Certain market, industry and other data used herein have been obtained or derived from third-party sources and publications as well as from research reports prepared for other purposes. Although the information from these third-party sources is believed to be reliable, none of the Company or its management has independently verified the data obtained from these sources, and no assurances can be made regarding the accuracy or completeness of such data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained herein.  Trademarks  In addition to trademarks, service marks, trade names, copyrights and logos of Innventure and its subsidiaries contained herein, this presentation contains trademarks, service marks, trade names, copyrights and logos of other companies, which are the property of their respective owners. Unless otherwise stated, the use of these other trademarks, service marks, trade names, copyrights and logos herein does not imply an affiliation with, or endorsement of the information contained herein by, the owners of such trademarks, service marks, trade names, copyrights and logos.

 Innventure – A Technology Commercialization Company  5  Aggregate enterprise value as of February 2, 2025. Source: FactSet  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized. Source: FactSet  Who We Are  A company that collaborates with MNCs and seeks to create businesses that we believe have the potential to achieve target enterprise values of $1B+  A  Innventure founds, funds, operates, and scales companies in strategic collaboration with multinational corporations (“MNCs”). We source technology solutions from R&D teams, channel partners, and innovation networks seeking value from their innovations and who believe Innventure's model presents a promising alternative for achieving the full commercial potential of the technology.  What We Offer  Valued collaborator to MNCs that commercializes technologies with anticipated market needs, offering strategic benefit to the MNCs upon adoption of the technologies  B  How We Identify Opportunities  Proprietary DownSelect™ analysis has the potential to reduce failure rate and enhance economic return profile  C  MNC Technology Solution Relationships  Extensive pipeline of technologies from relationships with MNCs that have a combined enterprise value of nearly $242 billion(1) across numerous industries  D  Focus on Growth  Track record of value growth across various proven high demand technologies(2)  E  ™

 Innventure at a Glance  6  PureCycle Technologies became public in 2021 (Nasdaq “PCT”); Innventure no longer has an economic interest in PCT.  Aggregate enterprise value as of February 2, 2025. Source: FactSet  A  Leveraging market data from MNCs, Innventure identifies technology solutions that present opportunities to launch businesses that we believe have the potential to achieve enterprise values of $1B+  Innventure acquires or licenses technology solutions, funds the commercialization, and launches and scales new “Innventure Companies"  Innventure has an established network of MNCs interested in collaborating with Innventure to monetize new technology solutions  Innventure maintains control as part of a "Disruptive Conglomerate Model"  Four companies launched since Innventure's inception: PureCycle Technologies (Nasdaq: PCT), AeroFlexx, Accelsius, and Refinity  Innventure Company  Technology  New Company #5, #6, …  Technology #5, #6, …  MNC Collaborator  Nokia  2015  Procter & Gamble  (1)  8 Current MNCs showing technologies to be commercialized with aggregate enterprise value of nearly $242 billion(2)  2018  2022  2024  2025+  NASDAQ: PCT  Procter & Gamble  Dow  Thermal Management  Liquids Packaging  Polypropylene Recycling  Waste-to-Value  Recycling  ™  Dow  Innventure founds, funds, and operates companies around transformative, sustainable technology solutions in collaboration with multinational corporations (MNCs), channel partners, or innovation networks.

 Our View of What Differentiates Innventure’s Model  7  A  Liquidity for Investors  Investor/LP Time Constraint  Ability to Redeploy Cash Flow  Launched Companies’ Expected Success Rate  Operational Expertise  Cost Basis  Innventure creates companies that are designed to reduce risk: (i) they serve an expected market need informed by proprietary MNC data, (ii) they own or license developed technology with significant time and capital previously invested by the technology source, and (iii) they have an expected built-in customer channel (via the MNC)  Venture Capital  Traditional Private Equity  MNCs  X  X  Significant  Significant  Limited  None  X  X  Low  Medium  Low  High  Limited  Limited  Mature products and technology  Early and growth stage, disruptive products and technology  Low  High / Leveraged  High  Near-Zero

 What Makes Innventure Unique  8  A  Innventure founds, funds, and operates companies around transformative, sustainable technology solutions in collaboration with multinational corporations (MNCs), channel partners, or innovation networks.   Acquire or license a proven technology(1) that addresses an expected unmet need  Built-in channel to market through MNC accelerates adoption of technology  Founder stage owner-operators can potentially create substantial financial leverage  Significant monetary and time investment by technology source in each technology  PCT(2) has long-term supply agreements with P&G and other global partners  29.2X  Return on PCT(2) (3)  ™  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  PureCycle Technologies became public in 2021 (Nasdaq “PCT”). Innventure no longer has an economic interest in PCT.  Calculated based upon PCT's closing share price on Dec. 31, 2024 and illustrative of an investor's return if they had invested in PCT at inception and exited on Dec. 31, 2024.

 Companies Created by Innventure  9  A  Ironton Production Plant  (1)  Westchester Facility Filling Machines  Cooling System Demonstration  VTT Pilot Testing Facility  (1) PureCycle Technologies became public in 2021 (Nasdaq “PCT”). Innventure no longer has an economic interest in PCT.  ™

 Benefits to Multinational Companies  10  B  MNCs invest hundreds of billions of dollars annually in Research & Development – much of that is not commercialized  (1) Source: 2023 FDI Intelligence https://www.fdiintelligence.com/content/feature/global-innovation-leaders-2022-edition-82527  (2) Source: 2020 National Science Foundation (NSF) report  (3) Following PureCycle’s deSPAC transaction, it had an estimated post-transaction equity value of approximately $1.2 billion  MNCs invest in R&D to access the value of a particular technology  Innventure commercializes technologies from MNCs, providing strategic benefit to the MNCs via adoption of the technology  ~$1B  MNCs spend trillions developing new technology each year  But they only commercialize a small fraction of promising projects  The opportunity:   Systematically acquire or license these technologies and launch successful businesses  Many projects are not commercialized, even after millions are spent on technical development, de-risking, and market analysis  Innventure takes a data-and- value-driven approach using proprietary access to partner data to identify and acquire what we believe are valuable technologies and to scale them into successful businesses  Equity value created at Innventure Companies since founding (3)  >70%  (2)  Percentage of multinational companies’ high-value technologies that remain uncommercialized  The top 100 companies in industrial R&D spending invest >$720B each year, growing by 15% YoY(1)  >$720B  A growing amount of which is in the technology sector

 11  (1) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  Innventure’s Disruptive Conglomerate Model vs. Venture Model  B  Venture Capital Company  Creates a new technology and takes all risk that it will ultimately work  Innventure starts with a proven technology(1) developed by an MNC, channel partner, or innovation network  Technology  Funds riskiest portion of R&D spend, which is the development and validation of the technology  Benefits from the capital and time the technology source has already invested into tech development and validation  Funding Profile  Organically builds a customer base from scratch  Expected built-in customer base in the MNC (as well as its peers)  Customer Base & Commercialization  Company Lifecycle (Technology Development Through Commercialization)  (Later Stage/Lower Risk)  MNC  (Earlier Stage/Higher Risk)  T = 0  NET CASH POSITION  TIME SINCE INCEPTION  Innventure provides potential for   economic returns with a later-stage risk profile

 The Closed Loop Model  12  B  Systematic efforts to mitigate risks inherent in creating and growing high growth, disruptive companies  Innventure’s Closed Loop Model is designed to mitigate risk and serve as a value creation flywheel  Access Advantage  Access to technology solution that is available through MNC, channel partner, or innovation network  Early Customer Adoption  The MNC is motivated to catalyze early adoption by becoming an early customer and/or facilitate the initial customer base to drive financial and strategic value  Institutional Data Set  Deep MNC market knowledge related to the unmet market need, technology solution, industry value creation, market size, and channels of distribution  Developed Technology Solutions  Funded beyond proof of concept, strong intellectual property strategy and early tailored technical support  Early  Customer Adoption  Access  Advantage  Institutional  Data Set  Developed  Technology  Closed Loop  Model  1  2  3  4

 Proven Industrial Technology(1)  Commercial-grade technology solutions with the potential to enable significant, additional quantifiable value opportunities  Path to Economic Return  Targeting opportunities that we believe have   the potential for billion+ dollar outcomes  The Innventure Strike Zone  13  B  Innventure’s data-centric approach is designed to reduce principal risk to scaling and execution  Risk-Mitigated Business  Seeking proven technologies(1) that have with risks that have been significantly mitigated by MNC partners with benefit of market data  Unmet Customer Need  Leverage MNC data and built-in adoption to confirm market demand and identify early customers, reducing risk for the go-to-market pathway  (1) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  ™

 Innventure’s DownSelect Analysis  14  C  Seeks to identify a significant unmet market need with a transformative technology solution that generates meaningful economic value (for both NewCo and MNC) and has a derived, strategic path to market adoption through the MNC – completing the Closed Loop Model  Innventure Value Creation  Newco is positioned for potential value creation  Screen Four Opportunity Ingredients: MNC collaborator, significant market need, breakthrough technology solution, and strategic business model  Identify, Assess, and Prioritize an Opportunity’s Critical Success and Risk Factors and develop a plan for in-depth systematic evaluation and development to quantify value, address critical factors for success of a prospective new business, and mitigate risks  Comprehensive Review Across All DownSelect® Quality Characteristics, with a core focus on quantitative analysis and strategy of the immediate new value created for customers, which leads to the business model and initial strategy  Set the initial strategy, including go-to-market and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and create the new company   Recommendation Made to Innventure Board of Directors on Innventure Company Formation  ™

 Cumulative number of technologies reviewed based on relationships with MNCs and/or their channel partners since inception  Technology Pipeline by Phase Since Inception  15  D  Innventure Value Creation  * See Appendix  (1)  321  147  35  11  4  - PureCycle  - AeroFlexx  - Accelsius  - Refinity  Pipeline narrowed through DownSelect Quality Scoring*  (1) As of 1 jan25

 Drivers of the Innventure Opportunity  16  D  Technology constantly changes business across a diverse set of use-cases. Innventure has extensive experience screening technologies for commercialization to meet expected unmet market needs. Key market drivers and markets in need of a technology solution are what feed the initial stage of DownSelect  Innventure Value Creation  Markets in Need of Technology Solutions  Consumer Retail, Packaging & Distribution  Data Infrastructure & Telecommunications  Industrial Manufacturing & Operations  Clean Energy  Industrial Agriculture & Chemical Applications  Healthcare & Life Science Services  Economic Value to Customers Drive Business & Profit Goals  Revenue capture in new categories and price points  Meet current & evolving customer needs  Operating Margin  Optimization of input, labor, energy, and distribution costs  Improved scale and throughput  Market competition  Supply chain insulation  Sustainability & regulatory compliance  Top Line Growth  Risk Management  ™

 Illustrative Innventure Company Creation Timeline  17  D  Symbiotic relationship with MNCs creates potential value for both parties  Innventure Value Creation  Company Creation  Target and build relationships with MNCs  Evaluate opportunity via DownSelect:  Test technology’s business viability using MNC data  Evaluate market and operational risk factors  Forecast initial investment timeline and cash flows  Commercialize the technology and scale the business:  Execute operating plan and scale production  Expand customer set to capture market share  MNC invests significant time and money into developing a technology and gathering market data; Innventure’s value as the catalyst to commercialize technology may be driven by the following MNC friction points:  Inability or lack of appetite to fund  No internal sponsor and/or equipped operator  Non-core to company strategy  Not of critical mass to impact MNC financials  Inefficient org-structure to develop a new company  Innventure Company Launch:  Build foundation and infrastructure  Feature expected embedded revenue opportunity via MNC relationship  Innventure stockholders may benefit through value creation at the new Innventure subsidiary  MNC may realize economic benefits such as:  Revenue and/or expense synergies for core business  Company-specific economic incentives (e.g. royalties)  ™

 Execution  Seasoned leadership team with entrepreneurial, operational, and capital markets expertise in early-stage companies from inception through commercialization  Adoption  MNCs catalyze early market adoption by becoming initial customer and/or providing channel access  Macro/Market Level  DownSelect assessment conducts deep diligence on the technology solution and the market factors that could lead to its success and early adoption by MNCs  Technology  Access to advanced technology solution with robust patent protection  Origination  Leverage MNC proprietary market knowledge of unmet need  Risk Considerations and Mitigation  18  D  Risk Considerations  Mitigation Strategies

 PureCycle Technologies became public in 2021 (Nasdaq: “PCT”) Innventure no longer has an economic interest in PCT.  Pitchbook as of Dec. 31, 2024.   Calculated based upon PCT's closing share price on Dec. 31, 2024 and illustrative of an investor's return if they had invested in PCT at inception and exited on Dec. 31, 2024.  PureCycle Case Study  19  E  PureCycle (“PCT”) was the first company launched by Innventure with a $1B+ enterprise value  Company Description  Relevant History  Innventure Monetization  First  Pilot Plant Operational  First Commercial Plant Funded  (1)  Launch  Public  Listing via deSPAC  Multinational  Corporation  P&G  Current Enterprise Value(2)  ~$2.08 Billion  Patented recycling process removes color, odor and other contaminants from plastic waste feedstock to transform it into Ultra-Pure Recycled Polypropylene (“UPRP”) resin with virgin-like properties  PCT plants have long-term supply agreements with P&G and other global partners  PCT expects its recycled polypropylene to consistently achieve a price premium over virgin polypropylene  PureCycle, the first Innventure Company, validates the Innventure business model and provides tangible proof point of Innventure’s multi-billion-dollar value creation strategy.  2019  2020  2015  2021  Innventure created value by developing holdings that were monetized in connection with a deSPAC transaction that resulted in PCT being a public company with an estimated post-transaction value of approximately $1.2B. Returns were distributed to shareholders and were subject to their respective lock-ups. Innventure no longer has an economic interest in PCT.  29.2x  Return on   PureCycle(3)  (1)

 AeroFlexx Case Study  20  E  Company Description  Milestones  Multinational Corporation  (1) May not be recyclable in all communities. Check locally  P&G  AeroFlexx has exclusive rights to commercialize the technology globally.  Innovative Liquid Package  Revolutionary liquids packaging solution that combines the benefits  of both rigid and flexible packaging into a single offering  Sustainable Solution  Sustainability benefits that are expected to eliminate 50-70% of plastic used in an equivalent rigid package, potentially up to 85% less virgin plastic than with recycled content and can be curbside recyclable(1)  Health & Safety at the Forefront of Design  Designed with hygiene in mind with tamper proof packaging to keep  products safe  Built for E-Commerce Supply Chains  Allows seamless adoption into E-commerce channel for liquid products and addresses a significant supply chain challenge  Fills Market Need  Solves a clear market need for customers and brands while enhancing the overall consumer experience  Proprietary Integrated Valve  Eliminates the need for discrete closures, removes the need for pumps, and enhances the consumer use experience  Proprietary Air Frame  Provides structural rigidity throughout entire package lifecycle, including end of life collection and sortation  P&G develops technology  Recyclability achieved  First Commercial  Line  Curbside recyclable pack available (1)  Pilot manufacturing capability launched  2018  2018  2022  2021  2023

 Data center electricity consumption was estimated in 2022 to be in the range of 240 to 340 TWh, around 1% to 1.3% of total electricity consumption.(5)  Accelsius Case Study   21  E  Company Description  Accelsius Drives Wide Range of Expected Efficiencies  Data Center Electricity Use (MWh)   (1) (2) & (4) Source: The Green Grid’s TCO v3 Calculator (3) Source: Science Direct https://www.sciencedirect.com/science/article/pii/S1876610217306331  (5) Source: IEA, World Energy Outlook 2024, Data Center Energy Consumption Section (6) Source: https://www.datacenterknowledge.com/cooling/data-center-cooling-market-to-top-16b-in-2028-research-indicates  Nokia  Groundbreaking Two-Phased Technology  Accelsius groundbreaking NeuCool Platform employs a two-phase, direct-to-chip liquid cooling method, with 49% expected reduction in energy usage (1) vs electricity used for legacy air cooling systems and opportunity to increase the number of servers in racks  Current Technology at Limits  Replaces current air-cooling technology that is approaching its limits and requires a significant amount of unused floor space  Easy Integration  Flexible configurations fit standard server racks & servers  agnostic of current datacenter configuration and infrastructure  Multinational Corporation  Data center cooling market projected to reach $16.8B by 2028, with liquid cooling emerging as biggest technology in the sector. (6)  Cooling accounts for 40% of a data center’s energy consumption (3)   59% 10-year TCO Savings Compared to Air Cooling(2)  AI services such as ChatGPT use  .5L of water for up to 50 prompts  49% Expected Reduction in Energy Usage(4)   Zero Water Consumption  0  2,500  5,000  7,500  10,000  Typical Data Center  Accelsius Cooled Data Center  49% Reduction Capacity  Based on 100,000 sq ft Data center

 Today, only 9% (or 240M tons/year) of produced plastic is recycled, with most ending up in landfills or as litter.(1)   Refinity is focused on the other 91%.   Refinity is licensing patented Fluidized Bed Process Technology licensed from VTT Technical Research Institute of Finland. This technology is expected to convert a wide range of abundant, low-cost mixed plastic waste that would otherwise be landfilled or incinerated to desired drop-in chemical products – at a significantly higher yield. We believe that Refinity’s plastic recycling technology will enable true global circularity.  22  The Refinity Opportunity  Expected Benefits at Every Phase of Recycling  Dow  Our collaboration with Dow is expected to help us optimize our operations for integration with typical petrochemical plant operations. We plan to explore siting and plant integration options, seeking to leverage Dow’s infrastructure and lower our overall costs.   Multinational Corporation  Utilizes plastic waste that would otherwise be landfilled or incinerated  Minimal sorting required  Intake  Proprietary application of fluidized bed technology  Anticipated high-yield conversion of waste to valuable drop-in chemicals  Conversion  Tunable output should produce sustainable liquids or gases  Replaces fossil feedstocks at petrochemical plants  Output  Benefit  Benefit  Benefit  Abundant access to new sources of plastic feedstock  Significantly lower cost than current feedstock  Lower operating costs expected  Lower capital costs expected  Anticipated 2-3X higher yield vs. conventional pyrolysis  Tunability expected to allow creation of whatever is in highest demand  Flexible plant siting should drive scalability  Refinity Case Study  E  (1) Source: United Nations Environment Programme (UNEP) report 2022 "Turning off the Tap: How the world can end plastic pollution and create a circular economy."

 Timeline for Innventure Companies  23  E  Repeatable methodology and track record of building highly valued companies within several years of launch  YEAR 0  YEAR 1  YEAR 2  YEAR 3  YEAR 4  YEAR 5  YEAR 6+  No current economic interest  Technology sourced  P&G  Patents filed  Secured feedstock & offtake agreements  Tech Validated – FEU production line completed  Ironton Plant produces first pellets  Ownership: ~31%  Technology sourced  P&G  Pilot manufacturing capability launched  Ownership: ~55%  Technology sourced  Nokia  Patents filed  Ownership: ~70%  Collaboration announced  Dow  VTT  Technology  sourced  Fameccanica partnership  to scale technology  West Chester HQ opened  Commercial   line installed  Recyclability patent granted  Commercial production ability reached  Optimized design  & beta testing  Announce sales  in Q4  PCT becomes public through deSPAC at $1.2B valuation (NASDAQ: PCT)  ™  Values as of Feb 26, 2025

 Sustainability as a Value Driver  24  E  Helping MNC partners unlock economic value while achieving   sustainability targets  Evidence of our ability to  operate sustainably  PureCycle(1) – Purifies and recycles post-industrial and post-consumer polypropylene waste back to a like virgin grade polymer, usable across a broad range of applications and markets  AeroFlexx – May use up to 85% less virgin plastic compared to standard rigid bottles to create a liquid packaging solution that is curbside recyclable(2)  Accelsius – Cooling solution designed to maximize capacity, reduce operating costs, and increase energy efficiency for server, switching, and edge environments  Refinity – Mission to scale and commercialize technologies aimed at converting mixed waste, including hard-to-recycle plastic waste, to petrochemical feedstocks. Sustainable chemicals produced by Refinity will serve as direct replacements for existing fossil fuel-based feedstocks.  Responsibility  Innventure helps MNC partners meet their sustainability goals by building companies around technology solutions  Economic Value Driver  Material sustainability issues create new markets and are primary drivers of revenue, cost, and risk that impact value creation for long-term business performance  Core Model Strength  We believe continuous sustainability assessment, management, adherence and improvement processes strengthen Innventure’s core model to systematically build transformative businesses  Agnostic Advantage  Evaluating MNC technologies for their potential to address unmet need, rather than starting with a particular lens on which issues to solve, allows for broader value creation potential  Economic viability is a key component of sustainability  PureCycle Technologies became public in 2021 (Nasdaq: “PCT”). Innventure no longer has an economic interest in PCT.  May not be recyclable in all communities. Check locally.

 Leadership – Executive Committee  25  E  David Yablunosky   Chief Financial Officer and Chief Accounting Officer  David’s finance career spans over 30+ years with large public and private multinational corporations. Prior to Innventure, David was Chief Financial Officer of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, SA. He was also CFO and Board Member of Embraer Executive Aircraft, Inc., and Board Member of Embraer Defense and Security, Inc. Over his career David has worked for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, David served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. David holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School.  Bill Haskell  Chief Executive Officer  Bill serves as Chief Executive Officer for Innventure. Previously, he was a co-founder and President of XL TechGroup that created the foundational business building methodology upon which Innventure is based. Bill has worked with the key principals of Innventure for over 20 years. He has also served as a public company CEO and has been a director of over a dozen private and public companies. Prior to joining Innventure in 2021, Bill was a partner at a boutique investment bank focused on converting private companies into employee-owned enterprises. He has over 30 years of experience in company creation and development. In addition to being a Director of Innventure, Bill serves as Chairman of Accelsius and is a Director of AeroFlexx – two partnership companies created by Innventure. Bill holds a B.S. degree in engineering and conducted post graduate work in applied mathematics at Iowa State University.  Dr. John Scott   Co-founder, Chief Strategy Officer  John is an Innventure Co-founder, member of the Investment Committee, and serves in a strategy role at Innventure. Prior to co-founding Innventure, John served as Founder and CEO of XL TechGroup where he developed the DownSelect Method that Innventure uses today to vet disruptive technologies from top Multinational Corporations (MNCs) and their associated business opportunities. John also served as an academic scientist at numerous universities and government labs including the Universities of Maryland, North Carolina and Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.  Mike Otworth   Co-founder, Executive Chairman  Mike is an Innventure Co-founder and currently serves as Executive Chairman of the Board and in an international role at Innventure. Mike was the Founding CEO and Chairman of the Board of PureCycle (PCT), an Innventure Company, from 2015-2022. Mike and team took PCT from early-stage concept to operational pilot, fully funded first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mike served as President and Founding Partner of Green Ocean Innovation for six years a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health. Mike also served as Vice- President and Founding CEO of multiple start-ups at XL TechGroup. Mike began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives.  Roland Austrup   Chief Growth Officer  In addition to his Innventure role, Roland serves as Chairman of WaveFront Global Asset Management Corp., a Toronto-based global hedge fund company he co-founded in 2003. Roland is also a founding Director of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc., hedging commodity price risk for corporate clients. Roland holds a B.A. with Honors from the University of Western Ontario.

 Colin Scott   Senior Vice President, DownSelect®  Colin leads Innventure’s DownSelect process – our proprietary, systematic methodology to evaluate opportunities to commercialize transformative, but proven, technology solutions that meet significant market needs; select the most viable opportunities; and use the analysis to construct a roadmap to launch and develop Innventure Platform Companies that execute those plans with a high probability of success. Previously, he held executive positions in private equity growth and startup ventures. Colin spent the first 10 years of his career with XL TechGroup (XLTG), where he managed the DownSelect process before becoming a member of serial management teams for various XLTG NewCos in renewable fuels and medical diagnostics. Colin earned an MBA in Strategy and Entrepreneurship from UNC Kenan-Flagler Business School, and he graduated with a major in Electrical Engineering and minor in Physics from Duke University.  Lucas Harper, CAIA   Chief Investment Officer, Investment Committee  Lucas is a member of the Investment Committee and serves as Chief Investment Officer of Innventure and brings over 20 years of experience in managing investment teams, building companies / business units and the seeding and buildout of multiple investment platforms and investment products for both large institutional investment and start-up organizations. Prior to joining Innventure, Lucas held a Principal role at Santa Monica Capital Group as well as serving as President & CEO of Ocean Avenue Investment Partners. He earned his B.A. in Economics from the University of California at Santa Barbara, is a Chartered Alternative Investment Analyst (CAIA) and currently holds a Series 7 and Series 63 license.  Suzanne Niemeyer   General Counsel  Suzanne serves as General Counsel at Innventure. She has over 25 years of experience providing legal counsel to public and private companies. She has experience advising private equity firms and technology companies with respect to the evaluation, structure and negotiation of complex investment and commercial transactions, as well as regulatory and corporate matters. Most recently, she was the General Counsel and Corporate Secretary for Magis Capital Partners, an operational venture capital company with a focus on fintech solutions. Previously, she served as a Managing Director, General Counsel and Corporate Secretary of Actua Corporation, a publicly traded company that acquired and operated a portfolio of software-as-a-service businesses. Suzanne began her career at Dechert LLP, a global law firm. She holds a B.A., cum laude, from Duke University and a J.D., cum laude, from Georgetown University Law Center.  Leadership  26  E

 Innventure’s Economic Sustainability Playbook  27  E  Process for systematically scaling our businesses  Identify Technology  Solutions  MNC has invested millions of dollars over several years to develop technology solutions and understands unmet strategic market need  Deploy World- Class Team  Innventure team led by executives with a track record of scaling technology businesses  Commercialize  MNC becomes early adopter of technology solution and/or provides endorsement to channel partners  Evergreen  Consolidated model is expected to allow cash flows from operations to fund Innventure going forward

 INNVENTURE COMPANIES

 Package Circularity  Package can incorporate up to 50% recycled content without compromise  AeroFlexx Overview  29  Virgin Plastic Avoidance  Significant reduction by using up to 85% less virgin plastic compared to rigid bottle/cap alternatives  Designed for E-Commerce & Retail  ISTA-6 approved for shipping liquids via e-comm channel.  Pak eliminates damages from breakage/handling and saves costs from elimination of prep & materials  Flexible Manufacturing  No molds enables rapid adoption at a lower cost vs.  traditional bottles  Get to market quickly for consumer feedback  Capital efficient deployment with turnkey solutions for filling  Logistics Improvements  Ships flat before fillings  Simplifies sourcing with consolidated supply chain  Reduces transit damage & shipping losses  Brand Differentiation  Wrap around canvas in full color to showcase brands  Custom shapes & sizes capabilities  Strong Value Proposition to Customers  Superior Sustainability Benefits  Curbside Recyclability  Curbside recyclable where plastic bottles are accepted(1)  Lifecycle Analysis  By eliminating excess packaging material in e-commerce, we believe AFX can deliver less waste to landfills, GHG reduction, and less water use versus typical plastic bottle packaging  (1) May not be recyclable in all communities. Check locally.

 30  Jim Traut  VP, Finance and Accounting  Jim brings with him extensive experience within finance and enterprise risk management environments. Before AeroFlexx, he co-founded and served as CEO of a cloud-based motion graphics video production start-up. Jim also worked for the H. J. Heinze Company for 24 years in various global strategy, accounting, risk, control, audit, due diligence, and ethics leadership roles.  Andrew Meyer  Chief Executive Officer  Andrew is the CEO of AeroFlexx and Serial CEO for Innventure. He brings with him extensive experience in entrepreneurial environments having spent the last 15 years within 4 different venture-backed technology start-ups that included value-add exits such as an IPO and a trade sale to a strategic partner.  Veronica Sebald  VP, Quality Control  Veronica brings over 18 years in Quality and Manufacturing. Veronica's focus is establishing AeroFlexx’s Quality Systems, Control, and Assurance Plans. She is responsible for the Food Safety System development, implementation and compliance to regulatory requirements.  Cedric D’Souza  Chief Technology Officer  Cedric is the CTO of AeroFlexx and an entrepreneurial leader with an insatiable passion for leveraging technology to transform global supply chains. Cedric has over 28 years of experience, leading culturally diverse organizations and project teams in Asia, Europe, Latin America, and North America. Over his career he has lived in 4 different countries.  AeroFlexx Executive Leadership

 Accelsius Overview  31  Direct-to-Chip  Cooling is in direct contact with heat source, compatible with existing and new installations  AI Cooling  AI is driving 14GW of additional power needs through 2030(2) – the market opportunity for Accelsius is huge, using two-phase direct-to-chip liquid cooling for ultra high heat fluxes.  Embedded Semiconductors  Increased software stack (including AI) requires higher performance chips, a rapidly growing market as AI grows  Target Market  Transformative Technology  Two-Phase  Transition from liquid to vapor ensures larger heat dissipation  (1) Source: Dell’Oro Group, https://www.delloro.com/news/ata-center-liquid-cooling-market-set-to-go-mainstream-and-top-15-b-over-the-next-five-years/   (2) Source: https://www.energypolicy.columbia.edu/projecting-the-electricity-demand-growth-of-generative-ai-large-language-models-in-the-us/?utm_source=chatgpt.com&  Data Centers  Accelsius increases compute density while reducing the power usage in a data center liquid cooling market that is set to top $15B over the next five years (2024-2028) (1)

 32  Richard Bonner, Ph.D.  Chief Technology Officer  Dr. Bonner has over 18 years of industrial experience as a heat transfer researcher and advanced thermal product developer. He is a recognized expert in two- phase cooling and thermal issues as they relate to the energy-water nexus.  Josh Claman  Chief Executive Officer  Josh has over 30 years of leadership experience driving growth in Fortune 100 companies such as Dell and NCR and as a CEO in startups with successful exits.  He is passionate about businesses that make a positive impact to our world.  Robert Wehmeyer  Chief Financial Officer  Robert has over 25 years of financial leadership experience with companies such as Dell and National Instruments. Prior to Dell, Robert worked at Westinghouse Motor Company, Presidio Enterprises, and Arthur Andersen.  Jeff Taus  VP of Engineering  Jeff brings extensive server systems engineering expertise from Dell. He has over 25 years of leadership experience delivering products in enterprise computing and in the appliance and automotive industries, telco-focused edge servers, and in hyper-scale server deployments.  Accelsius Executive Leadership  Matt Cruce  Chief Supply Chain Officer  Matt brings expertise in managing complex global supply chains with experience in Dell’s server division where he successfully minimized lead times and ensured parts availability. Prior to Dell, Matt worked at Lockheed Martin.

 33  Company Description  Refinity Technology licensed from VTT  Expected Differentiation from Incumbent Technologies  Dow  Dow will provide technical resources to support the engineering development and deployment of new waste-to-value processes and work with Refinity to identify preferred sites for future commercial plant operations.  Multinational Corporation  On Dec. 18, 2024, Dow and Innventure announced plans to collaborate to develop and commercialize new waste-to-value technologies. The collaboration aims to enable globally scalable, cost-effective conversion of mixed wastes to petrochemical feedstocks.  Refinity plans to work directly with Dow to scale and commercialize technologies aimed at converting mixed waste, including hard-to-recycle plastic waste, to petrochemical feedstocks. The sustainable chemicals produced by Refinity will serve as direct replacements for existing fossil fuel-based feedstocks.  Patented fluidized bed (FB) conversion technology licensed from VTT Technical Research Institute of Finland (VTT)  VTT’s pilot plant is available for optimization and engineering studies  Focus on using low-cost, abundant plastic waste that is currently landfilled or incinerated, with minimal sorting  Proprietary application of fluidized bed technology to convert plastic waste to drop-in chemicals at high yield  Process tuning should allow flexible operation to produce sustainable liquids or gases that replace current fossil feedstocks and feed petrochemical operations  Refinity Overview

 34  Refinity Executive Leadership  Chief Executive Officer – Bill Grieco  Grieco previously served as Innventure’s Chief Technology Officer and is an entrepreneur, innovator, and business leader who has spent the last 25 years leading R&D and commercialization organizations in the chemical, pharmaceutical, clean tech, and specialty materials industries. He holds a Ph.D. and Master’s degree from M.I.T., and a Bachelor’s degree from Georgia Tech, all in chemical engineering.   Chief Operating Officer – Adam Javan  Javan has been a Serial CXO for Innventure and is a seasoned executive with over 25 years of running businesses at blue chip companies as well as startups. Prior to Innventure, Javan served as Chief Strategy Officer of a biotech startup company, leading to a successful public offering in 2021. Javan has an MBA from the University of Michigan’s Ross School of Business and a Master’s degree in chemical engineering from the Royal Institute of Technology, Stockholm, Sweden.  Chief Technology Officer – Ignasi Palou-Rivera  Ignasi is a leader in technology development and commercialization with over 25 years' experience in process development and scale-up, and techno-economic and sustainability assessment of new technologies in the chemicals and fuels industries. Prior to joining Refinity, Ignasi was the Executive Director and CTO of the RAPID Manufacturing Institute®, where he led the institute's successful funding renewal with a new focus on process technologies for sustainability and circularity in the process industries. Ignasi also teaches at the Illinois Institute of Technology in Chicago as an Adjunct Professor. He has a PhD in Chemical Engineering from the University of Wisconsin-Madison and an Engineer's degree from the Universitat Politècnica de Catalunya (Barcelona Tech).

 APPENDIX

 Advantage  Look for a breakthrough solution with competitive advantages that we expect can be maintained over the long term to position the company for higher probability for success  37  DownSelect   Quality Scoring   Helps prioritize evaluation and development of opportunities by integrating information in an iterative loop across five key interconnected factors  Value  Quantification of the expected immediate, new economic value created for potential customers, especially strategic value for MNC partner, which is critical and can predict early adoption   Timeline  Timeline to market and scale that meets return goals and has development plan in place  Capital  Rigorous financial analysis that determines key milestones and capital requirements that we believe are necessary to execute and create significant value  Market  Comprehensive assessment of market size, competitive dynamics and overall attractiveness  ™  This content is referenced on slide 15